Exhibit 99.1

NorthStar Realty Europe Completes Merger with AXA Investment Managers – Real Assets
September 30, 2019
NEW YORK—(BUSINESS WIRE)—September 30, 2019— NorthStar Realty Europe Corp. (NYSE: NRE) (“NRE”) today announced the completion of the previously announced acquisition of NRE by AXA Investment Managers – Real Assets (“AXA IM – Real Assets”), acting as manager of one of its funds, through a merger (the “merger”) of NRE with and into a wholly-owned subsidiary of such fund. The merger was approved at a special meeting of NRE stockholders held on September 25, 2019. Each share of NRE common stock outstanding as of the merger was cancelled and converted automatically into the right to receive an amount in cash equal to the sum of $1.68 plus the U.S. dollar equivalent of €9.26 plus the U.S. dollar equivalent of £3.82.
After the settlement of the previously disclosed forward exchange contracts to hedge the non-U.S. dollar portions of the merger consideration, the U.S. dollar consideration to be paid for each share of NRE common stock is approximately $17.01.
In connection with the completion of the merger, NRE’s common stock will be delisted from the New York Stock Exchange.

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About AXA Investment Managers - Real Assets
AXA Investment Managers - Real Assets has €85 billion in assets under management, including €64.3 billion in direct property & infrastructure and €16.9 billion in real asset finance as of end of June 2019(1). AXA IM – Real Assets offers a 360° approach to investing in real assets, which comprises opportunities in equity or debt, across different geographies and sectors, as well as via private or listed instruments. It is a global leader in real assets investment, the number one property portfolio and asset manager in Europe(2), and one of the largest worldwide. AXA IM – Real Assets’ teams have been managing funds and mandates for over 30 years and comprise over 600 people in 13 offices that operate in over 20 countries around the world, which provide it with in-depth knowledge of countries, cities and sectors.

AXA Investment Managers is part of the AXA Group, a world leader in financial protection and wealth management.

Visit our websites: www.axa-im.com / https://realassets.axa-im.com
Follow us on Twitter @AXAIM / @AXAIMRealAssets to get our latest information

1 Source: AXA IM - Real Assets’ unaudited data
2 Source: INREV/ANREV Fund Manager Survey – May 2019 – in terms of assets under management

Media contact:

FTI Consulting Inc.
Richard Sunderland, Richard Gotla, Ellie Sweeney, Methuselah Tanyanyiwa
Tel: +44 20 3727 1000
AXAIMRealAssets@fticonsulting.com

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